Exhibit 10.4(a)

LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN

AGREEMENT

Insurer/Policy Number:	Massachusetts Mutual Life Insurance Co. Policy No. 0066426

New York Life Insurance Company Policy No. 56610020

Bank:	Southwest Community Bank

Insured:	Alan J. Lane

Relationship of Insured to Bank:	Executive

Date:	6-15-2005

The respective rights and duties of Southwest Community Bank (hereinafter the “Bank”) and Alan J. Lane (hereinafter the “Insured”) in the above policy(ies) (the “Policy” or Policies) shall be as follows:

I.	DEFINITIONS

Refer to the Policy provisions for the definition of all terms in this Agreement.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw the Policy cash values. Where the Bank and the Insured (or the Insured’s beneficiary[ies] or assignee[s], with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject split dollar Policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or beneficiary[ies] or assignee[s]) shall have the right and power to designate a beneficiary or beneficiaries to receive his share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD

The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to maintain the Policy in force.

V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income received each year on Form W-2 or its equivalent. The bank agrees to reimburse (“gross-up”) the Insured for taxes paid related to the receipt of this benefit based on the Table below, or as adjusted based on then prevailing income tax rates:

Federal Tax Rate	State Tax Rate	FICA Tax Rate	Medicare Tax Rate
39.60%	9.30%	7.65%*	1.45%

*	The Social Security portion of the FICA tax only applies in years where the Employee has not otherwise reached the maximum tax. The Medicare tax only applies in years where the Employee has otherwise reached the maximum non- Medicare portion of the FICA tax.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraph VII herein, the division of the death proceeds of the Policies is as follows:

1. If death occurs on or before the attainment of age seventy (70), the Insured’s beneficiary(ies), (designated in accordance with Paragraph III), shall be entitled to an amount equal to the lesser of one million dollars ($1,000,000), or one hundred percent (100%) of the net at risk insurance portion of the proceeds. If death occurs after age seventy (70) but on or before age eighty (80), the Insured’s beneficiary(ies) shall be entitled to the lesser of seven hundred thousand dollars ($700,000), or one hundred percent (100%) of the net at risk insurance proceeds. If death occurs after age eighty (80), the Insured’s beneficiaries shall be entitled to the lesser of four hundred thousand dollars ($400,000), or one hundred percent (100%) of the net at risk insurance proceeds. The net at risk insurance portion is the total proceeds less the cash value of the Policy.

2. Payment of the death benefit determined by the preceding paragraph shall be made and distributed from the Policies in the following order, with resort to each succeeding policy only to the extent that the proceeds of each prior listed Policy are insufficient to satisfy the specified death benefit in full: (a) Massachusetts Mutual Life Insurance Co. Policy No. 0066426; (b) New York Life Insurance Company Policy No. 56610020.

3. The Bank and the Insured (or beneficiary[ies] or assignee[s]) shall share in any interest due on the death proceeds on a pro rata basis in the ratio that the proceeds due the Bank and the Insured, respectively, bears to the total proceeds, excluding any such interest.

4. In the event that the Policy is terminated other than as a result of (a) a termination of this Agreement pursuant to paragraph X or (b) any intentional act of the Insured which results in the termination of the Policy, then the Bank shall pay to the Insured’s beneficiary(ies) an amount which will provide a total after-tax death benefit equal to the benefit that the Insured would have received if the Policy had not been terminated.

VII.	DIVISION OF CASH SURRENDER VALUE

The Bank shall at all times be entitled to an amount equal to the Policy’s cash value, as that term is defined in the Policy, less any Policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable Policy surrender charges. Such cash value shall be determined as of the date of surrender of the Policy or death of the Insured as the case may be.

VIII.	PREMIUM WAIVER

If the Policy contains a premium waiver provision, any such waived amounts shall be considered for all purposes of this Agreement as having been paid by the Bank.

IX.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the Policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the Policy’s cash value. Such endowment proceeds or annuity benefits shall be treated like death proceeds for the purposes of division under this Agreement.

X.	TERMINATION OF AGREEMENT

This Agreement shall terminate at the option of the Bank following thirty (30) days written notice to the Insured upon the happening of any one of the following:

1.	The Insured’s right to receive benefits under that certain Executive Supplemental Compensation Agreement effective as of January 20, 2005 shall terminate for any reason other than the Insured’s death, or

2.	The Insured shall be discharged from service with the Bank for cause. The term “for cause” shall mean:

(a) The Employee’s deliberate violation of (i) any state or federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of the Employer, or (ii) of the rules or regulations of the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Employer, which has a material adverse effect upon the Employer; or

(b) The Employee’s conviction of (i) any felony or (ii) a crime involving moral turpitude or a fraudulent or dishonest act which, in each case, has a material adverse effect on the Employer.

Upon such termination, the Insured (or beneficiary[ies] or assignee[s]) shall have a ninety (90) day option to receive from the Bank an absolute assignment of the Policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment shall be the greater of:

3.	The Bank’s share of the cash value of the Policy on the date of such assignment, as defined in this Agreement.

4.	The amount of the premiums which have been paid by the Bank prior to the date of such assignment.

Should the Insured (or beneficiary[ies] or assignee[s]) fail to exercise this option within the prescribed ninety (90) day period, the Insured (or beneficiary[ies] or assignee[s]) agrees that all of his or her rights, interest and claims in the Policy shall terminate as of the date of the termination of this Agreement.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

XI.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the prior written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the Policy nor any rights, options, privileges or duties created under this Agreement.

XII.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall be binding upon the Insured and the Bank, and their respective heirs, successors, personal representatives and assigns, as applicable.

XIII.	NAMED FIDUCIARY AND PLAN ADMINISTRATOR

The Bank is hereby designated the “Named Fiduciary” until resignation or removal by its Board of Directors. As Named Fiduciary, the Bank shall be responsible for the management, control, and administration of this Agreement as established herein. The Named Fiduciary may allocate to others certain aspects of the management and operations responsibilities of this Agreement, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

XIV.	FUNDING POLICY

The funding Policy for this Agreement shall be to maintain the Policy in force by paying, when due, all premiums required.

XV.	CLAIM PROCEDURES

Claim forms or claim information as to the subject Policy can be obtained by contacting Benmark. Inc. (800-544-6079). When the Named Fiduciary has a claim which may be covered under the provisions described in the Policy, it should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued to the Named Fiduciary.

In the event that a claim is not eligible under the Policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the Policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, it should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XVI.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XVII.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as set forth herein upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the Policy provisions shall fully discharge the Insurer from any and all liability.

IN WITNESS WHEREOF, the Insured and a duly authorized Bank officer have signed this Agreement as of the above written date.

SOUTHWEST COMMUNITY BANK	INSURED

/s/ Frank J. Mercardante	/s/ Alan J. Lane
Frank J. Mercardante President and CEO	Alan J. Lane

Southwest Community Bank

AMENDMENT TO

LIFE INSURANCE ENDORSEMENT METHOD SPLIT DOLLAR PLAN AGREEMENT

This Amendment dated April 19, 2006 amends the Life Insurance Endorsement Method Split Dollar Plan Agreement between Southwest Community Bank (the “Bank”) and Alan J. Lane (the “Insured”) dated June 15, 2005 (the “Agreement”).

1. Notwithstanding any other provision of the Policy or the Agreement, it is intended that any payment or benefit which is provided to the Insured pursuant to or in connection with the Policy or this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for noncompliance.

2. The Agreement shall otherwise remain in full force and effect as written.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

BANK:

Southwest Community Bank

By:	/s/ Howard B. Levenson
Name:	Howard B. Levenson
Its:	Chairman

INSURED:

/s/ Alan J. Lane
Alan J. Lane